Example Template : 77O




DEUTSCHE SCIENCE AND TECHNOLOGY FUND


N-Sar May 1, 2014 - October 31, 2014


Security Purchased	Cusip 	"Purchase/
Trade Date"	 Size (Shr) of Offering
	Offering Price of Shares	Total ($) Amt of
Offering	 Amt of shares Purch by Fund
	% of Offering Purchased by Fund
	% of Funds Total Assets	Brokers
	Purchased From
Alibaba Group Holding	01609W102
	9/18/2014		$68.00
	$21,127,000,000	32,681	0.01%
	DB, GS, HSBC, CITI, JPM, MS, RBC, CS
	CS
Mobileye IPO	109661724	8/1/2014
	$25.00	$638,250,000	3,139	0.01%
	GS, MS, DB	GS
Arista Networks Inc.	04013106
	6/6/2014		$43.0
	$210,000,000	2,686	0.05%
	MS, DB, CITI 	CITI